Exhibit 10.7

Deed

Amending Deed

Sayona Mining Limited

Resource Capital Fund VIII L.P.

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Amending Deed	Contents 1

Amending Deed

Date ► 23 April 2025

Between the parties

Company	Sayona Mining Limited ACN 091 951 978 of Level 28, 10 Eagle Street, Brisbane QLD 4000

Subscriber	Resource Capital Fund VIII L.P. A Cayman Islands Exempted Limited Partnership whose principal office is at 1400 Wewatta Street, Suite 850, Denver, Colorado, 80202, USA

Recitals
1     The parties entered into a Subscription Agreement on 19 November 2024 (Subscription Agreement) under which the Company agreed to issue the Subscriber the Tranche Subscription Shares at the Proposed Tranche Completion Time.

2     The Company proposes to undertake a share consolidation in accordance with section 254H of the Corporations Act (Consolidation).

3     The Consolidation may occur prior to the Proposed Tranche Completion Time and where it does, the parties intend that the Tranche Subscription Price and Tranche Subscription Shares set out in the Subscription Agreement will be amended accordingly.

4     The Company also intends to enter into an amendment to the Merger Agreement in connection with, amongst other things, the Consolidation.

5     Clause 13.4 of the Subscription Agreement provides that a variation of any term of the Subscription Agreement must be in writing and signed by the parties.

6     The parties agree to amend the Subscription Agreement in the manner set out in this deed.

This deed witnesses as follows:

Amending Deed	page 1

1	Definitions, interpretation and deed components

1.1	Definitions

In this deed, a word or phrase defined in the Subscription Agreement has the same meaning as in the Subscription Agreement unless otherwise defined.

1.2	Interpretation

Clause 1.3 of the Subscription Agreement applies to this deed as if set out in full in this deed and as if references in that clause to ‘this agreement’ were to ‘this deed’.

2	Amendment to Subscription Agreement

2.1	Condition to amendment

(a)
Consolidation Effective Time refers to the time as of which the Company’s shareholders’ register has been updated to reflect the Consolidation, or such earlier time with effect on and from which, in accordance with applicable law or the practices of the ASX, the Tranche Subscription Shares are to be issued on a post-Consolidation basis.

(b)	The amendments in clause 2.2(b) of this deed are conditional on, and do not become binding unless and until, the Consolidation Effective Time has occurred.

2.2	Amendment

(a)	With effect on and from the date of this deed, the Subscription Agreement is amended as follows:

(1)	the following definition is inserted into clause 1.2:

Term	Meaning

Merger Agreement Amendment	Amendment No. 1 to the Merger Agreement proposed to be entered into between Company, Shock MergeCo Inc. (registered in Delaware with file no. 7695320) and Piedmont on or about the date of this deed.

(2)	the following clause 2.9 is inserted after clause 2.8:

The parties agree and acknowledge that the Merger Amendment Agreement does not constitute a material amendment, modification or variation of the Merger Agreement for the purposes of the condition precedent in clause 2.1(c), the Company’s notice and consultation obligations in clause 2.5 or for any other purpose under the Subscription Agreement and no consents, approvals, rights, obligations or similar are created or enlivened as a result of the Merger Amendment Agreement.

Amending Deed	page 2

(b)	Subject to clause 2.1(b), with effect on and from the Consolidation Effective Time:

(1)	the following definition is inserted into clause 1.2 of the Subscription Agreement:

Term	Meaning

Consolidation Ratio	150:1.

(2)	the definitions of ‘Tranche Subscription Price’ and ‘Tranche Subscription Shares’ in clause 1.2 of the Subscription Agreement are deleted in their entirety and replaced with the following:

Term	Meaning

Tranche Subscription Price	the amount of A$4.80 per Tranche Subscription Share.

Tranche Subscription Shares
14,375,000 Shares (being the number of Shares that is equal to 2,156,250,000 Shares consolidated for the Consolidation Ratio), provided that the total number of Shares may be reduced by the Subscriber if, and only if, required to ensure that the Tranche Subscription Amount does not exceed US$50 million (based on the foreign exchange rate prevailing at the time of payment of the Tranche Subscription Amount by the Subscriber).

2.3	Amendments not to affect validity, rights, obligations

(a)	This deed is intended only to vary the Subscription Agreement and not to terminate, discharge, rescind or replace it.

(b)	The amendments to the Subscription Agreement do not affect the validity or enforceability of the Subscription Agreement.

(c)
To avoid doubt, if the Consolidation Effective Time has not occurred as at the Proposed Tranche Completion Time, the amendments in clause 2.2(b) shall be of no force or effect, and the Tranche Completion will proceed on the basis of the terms of the Subscription Agreement (excluding and ignoring the amendments in clause 2.2(b)).

(d)	Nothing in this deed:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Subscription Agreement before the date of this deed; or

(2)	discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Subscription Agreement before the date of this deed.

Amending Deed	page 3

2.4	Confirmation

On and with effect from the date of this deed, each party is bound by the Subscription Agreement as amended by this deed (but, in relation to clause 2.2(b), only if the Consolidation Effective Time has occurred prior to the Proposed Tranche Completion Time).

2.5	Acknowledgement

Each party acknowledges that this deed is issued in accordance with the Subscription Agreement.

3	General

3.1	Governing law

The governing law provision set forth in clause 13.1 of the Subscription Agreement applies to this deed as if set out in full in this deed and as if references in that clause to ‘this agreement’ were to ‘this deed’.

3.2	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

3.3	Counterparts

(a)	This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(b)	Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

Amending Deed	page 4

Signing page

Executed as a deed

Company

Signed sealed and delivered by Sayona Mining Limited by

sign here ►	/s/ Dylan Darbyshire-Roberts	sign here ►	/s/ Lucas Dow
	Company Secretary		Director

print name	Dylan Darbyshire-Roberts	print name	Lucas Dow

Subscriber

EXECUTED by RESOURCE CAPITAL FUND VIII L.P. By: Resource Capital Associates VIII L.P., General Partner	) ) ) ) )
By: RCFM GP L.L.C., General Partner	) )	/s/ Mason G. Hills By: Mason G. Hills Title: General Counsel

Amending Deed	page 5